Exhibit 10.8(a)
SEVERANCE AGREEMENT
     This Severance Agreement (this “Agreement”) is made and entered into this 23rd day of June, 2005 (the “Effective Date”), by and between CBS Personnel Holdings, Inc., a Delaware corporation (“CBS”), and William E. Aglinsky (“Executive”). Each of Executive and CBS are sometimes referred to herein as a “Party” and collectively as the “Parties.”
BACKGROUND
     Executive and CBS have been engaged in and wish to continue an “at-will” employment relationship. The Parties are entering into this Agreement to provide Executive with certain security and benefits in his continuing employment, and to provide CBS, its subsidiaries and affiliates with certain covenants from Executive to protect the business interests of CBS and its subsidiaries and affiliates during Executive’s continuing employment. Nothing contained herein should be construed as a modification of the “at-will” nature of Executive’s employment with CBS.
AGREEMENT
     In consideration of the mutual promises and consideration stated herein, the sufficiency of which is hereby acknowledged, CBS and Executive agree as follows:
1. Employment
     Executive agrees to continue his employment with CBS and CBS agrees to continue to employ Executive, all subject to the terms and conditions set forth herein.
2. Termination of Employment
     Executive’s employment with CBS may be terminated at any time and for any reason with or without notice by CBS or by Executive. Except as otherwise expressly provided in this Agreement or as otherwise required by applicable law, upon termination of Executive’s employment with CBS, Executive will have no obligation or duty to further serve CBS in any capacity, nor will CBS or its subsidiaries or affiliates be under any obligation to make any further payments or provide any further benefits to Executive.
3. Termination Payments
     Upon the termination of Executive’s employment, Executive will resign all positions of any kind held with CBS or its subsidiaries or affiliates. Upon the termination of Executive’s employment, CBS will be obligated to provide Executive only with such compensation as expressly provided in this paragraph 3, and only upon the execution and delivery by Executive of a release and waiver of all claims Executive may have against CBS, its subsidiaries, affiliates, representatives and other related parties, in form and substance satisfactory to CBS.

     a. Termination for Cause.
     (i) If CBS terminates Executive’s employment hereunder for “Cause” then no further compensation shall be paid to Executive after the date of termination.
     (ii) For purposes of this Agreement, “Cause” shall be defined as any of the following:
     (1) Executive’s breach of this Agreement;
     (2) Executive’s failure to adhere to any written policy of CBS or its subsidiaries or affiliates in any material respect;
     (3) Executive’s failure (as determined in good faith by the President or Board of Directors of CBS) to effectively perform the duties assigned to Executive by CBS in any material respect;
     (4) the appropriation (or attempted appropriation) of a material business opportunity of CBS or its subsidiaries or affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of CBS or its subsidiaries or affiliates;
     (5) the misappropriation (or attempted misappropriation) of any funds or property of CBS or its subsidiaries or affiliates or the commission by Executive of any act of fraud against CBS or its subsidiaries or affiliates;
     (6) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime involving moral turpitude; or
     (7) the violation by Executive of the Confidentiality Agreement (as defined in paragraph 4 hereof) or the unauthorized use by Executive of the trade secrets or confidential information of CBS or its subsidiaries or affiliates.
     (iii) For purposes of this paragraph 3(a) the “date of termination” shall be the later of: (A) the date CBS provides Executive with notice of termination of his employment, or (B) the last date Executive provides services on behalf of CBS, as set forth in the notice of termination provided to Executive by CBS. CBS is not required to give prior notice to Executive of termination for Cause.
     b. Resignation by Executive. If Executive resigns or retires at any time for any reason other than that provided in paragraph 3(c) or 3(d) below, no further compensation shall be paid to Executive after the date of termination; provided, however, Executive shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law, any base salary that was fully earned by Executive prior to the date of termination. For purposes of this paragraph 3(b) the “date of termination” shall be the later of (A) the date Executive provides CBS with notice of termination of his employment, or (B) the last date Executive provides services on behalf of CBS, as agreed to in writing by Executive and CBS.
     c. Death of Executive. Executive’s employment with CBS automatically terminates upon the death of Executive. In that event, no further compensation shall be paid to Executive after the date of termination; provided, however, Executive (or his heirs, estate or personal representative, as the case may be) shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law, any base salary that was fully earned by Executive prior to the date of termination.
     d. Disability of Executive. If Executive’s employment with CBS terminates by reason of Executive’s disability, as determined under any of CBS’s disability plans then applicable to Executive, Executive will be paid in accordance with any disability plans or policies of CBS in existence on the date of termination and applicable to Executive.
     e. Termination Without Cause.
     (i) If CBS terminates Executive’s employment for any reason other than Cause, disability or death, then Executive shall be entitled to receive from CBS, subject to any deduction and withholding required by applicable law:
     (A) any base salary that was fully earned by Executive prior to the date of termination; and
     (B) for a period of twelve (12) consecutive months following the date of termination (the “Severance Period”), continuation of base salary, payable according to the normal payroll schedule and practices of CBS.
     (ii) Any payments to Executive under this paragraph 3(e) are contingent upon Executive’s continuing compliance with the Confidentiality Agreement (as defined in paragraph 4 of this Agreement).
     (iii) For purposes of this paragraph 3(e) the “date of termination” shall be the later of: (A) the date CBS provides Executive with notice of termination of his employment, or (B) the last date Executive provides services on behalf of CBS, as set forth in the notice of termination provided to Executive by CBS.
     (iv) CBS agrees that during the Severance Period, it will voluntarily fund the portion of Executive’s COBRA premium that exceeds the dollar amount that Executive was required to contribute towards health benefits as an employee of CBS immediately prior to termination.
4. Executive’s Covenants Protecting CBS’s Business Resources

     On October 13, 2003 Executive and CBS entered into that certain Agreement on Confidentiality and Non-Competition, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the “Confidentiality Agreement”). The Parties hereby reaffirm and ratify all aspects of the Confidentiality Agreement. The covenants in the Confidentiality Agreement will survive the termination of this Agreement.
5. Miscellaneous
     a. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (i) CBS and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives. This Agreement is not assignable by Executive.
     b. Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if personally delivered or delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either Party may designate by like notice.

If CBS, to:	Frederick L. Kohnke, President 435 Elm Street Suite 300 Cincinnati, Ohio 45202

With a copy to:	Stephen C. Mahon, Esq. Squire, Sanders & Dempsey L.L.P. 312 Walnut Street, Suite 3500 Cincinnati, OH 45202

If to Executive, to:	William E. Aglinsky 4913 Colt Lane Mason, Ohio 45040
     c. Entire Agreement; Modification. This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties about the subjects contained herein and therein, and replace all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either Party. No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in a writing accepted and duly executed by the Parties.
     d. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

     e. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
     f. Governing Law. This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.
     g. Arbitration of Certain Disputes. Any dispute between the Parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be submitted to arbitration in Cincinnati, Ohio, before an experienced employment arbitrator who is either licensed to practice law in Ohio, or is a retired judge. The Parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the Parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules or any successor rules. The arbitrator in an Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect. The prevailing Party in any such arbitration shall be awarded its costs, expenses, and reasonable attorneys’ fees incurred in connection with the arbitration. The Executive and CBS shall each be responsible for payment of one-half the amount of the arbitrator’s fee(s). The arbitrator’s decision and/or award will be fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.
     h. Jurisdiction and Venue in Judicial Proceedings. Any judicial action (not otherwise subject to arbitration under paragraph 5(g) above) and arising under this Agreement, and not otherwise prohibited by this Agreement, will be instituted only in state and/or federal courts located in Cincinnati, Ohio. The Parties hereby expressly consent to the jurisdiction of and waive any objection to venue in such courts.
     i. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first hereinabove written.

CBS PERSONNEL HOLDINGS, INC.
By:	/s/ Frederick L.Kohnke
Its:	President

/s/ William E. Aglinsky
William E. Aglinsky

Exhibit A
Agreement on Confidentiality and Non-Competition

AGREEMENT on CONFIDENTIALITY and NON-COMPETITION
INTRODUCTORY ACKNOWLEDGMENTS:
I, William E. Aglinsky acknowledge and agree this AGREEMENT was completely explained to me prior to accepting employment with CBS Personnel Services, LLC. CBS Executive Search, LLC. Employee Management Services and/or a related divisions of these entities (hereinafter referred to collectively as Corporate).
I,William E. Aglinsky, acknowledge and agree that I was given ample opportunity to evaluate this Agreement before I signed it, that i wish to accept the benefits of employment by Corporate, that I understand the restrictions upon me as to competition after termination of my employment and I believe them to be reasonable and necessary to protect Corporate’s business, and that Corporate will be entitled to stop, by court injunction, any violation of the restrictions by me.

/s/ William E. Aglinsky	10/20/03

Employee Signature	Date
AGREEMENT:
This Agreement is entered into this 13th day of October, 2003.
between Corporate and William E. Aglinsky
residing at 6541 Dorset Lane, Solon, OH 44139
                    Street Address       City   State  Zip
(hereinafter referred to as “Employee”).
WITNESSETH:
WHEREAS, Corporate operates staffing and leasing businesses; and
WHEREAS, the operation of Corporate’s businesses entail disclosure of confidential information to employees and trainees, including but not limited to, its method of operation, the names and address of job applicants, the names and addresses of companies seeking job applicants, the names and addresses of customers and prospects of the leasing division; and
WHEREAS, such confidential information is extremely valuable to Corporate and to Corporates competitors and if upon termination of employment with Corporate or during the term of this Agreement such confidential information becomes available to Corporate’s competitors, irreparable harm will result to Corporate; and
WHEREAS, there is certain compensation derived by employees in being employed by Corporate; and
WHEREAS, the employee is aware that he or she is signing this Agreement in consideration of being employed by or continuing in the employ of Corporate; and
WHEREAS, Employee is desirous of being employed by Corporate or continuing employment with Corporate under the terms and conditions set out herein.
THEREFORE, the parties mutually agree as follows:
1.	Corporate agrees to employ Employee and to pay Employee commissions and /or salary based upon the attached addendum incorporated into this Agreement by reference.

2.	Corporate shall also have the prerogative at any time to increase Employee’s commissions, to pay bonuses or to provide other employee benefits not mentioned herein without altering or changing the terms of this Agreement. Said bonuses, increses in commission and other employee benefits in no way vest in Employee any right to these bonuses increases or benefits as part of this Agreement or as a condition of employment, and Corporate may terminate or amend the same without notice any time, at its discretion.

3.	Corporate agrees to pay Employee in the form of draw against commissions or salary. Said draw or salary shall be determined by Corporate, however, in no event shall such draw or salary be less than the prevailing minimum wage established by law.

4.	Employee agrees that all commissions are contingent upon Corporate not having to make refunds or adjustments to clients. In the event of refunds or adjustments. Employee’s commission thereon shall be adjusted accordingly.

5.	Employee agrees to devote full time and best efforts to the business of Corporate, and shall not engage in any other employment without the written consent of Corporate.

6	Corporate will assume most expenses incident to the normal and usual operation of business. Any unusual or extraordinary expenditures must first be approved in writing by duly authorized agent of Corporate.

7.	Employee agrees that all information, including but not limited to records, client lists, promotional material, customer lists, prospect lists, and any other material of Corporate that are not known to the general public are confidential and are the exclusive property and trade secrets of Corporate, and may not be removed from the premises of Corporate at any time without written consent of Corporate. Employee agrees that upon termination of employment herein. Employee will not use said confidential information of Corporate for any purpose whatsoever. Employee further agrees that because of the training that Corporate will give or has given Employee, the confidential information that Employee will receive or has received from Corporate, and the competitive nature of the employment agency and leasing business: that Employee, upon termination of employment for any reason, will not divulge any confidential information to anyone directly or indirectly, and will not work for, be employed by, operate on his or her own account, or for any other person, firm or entity, in any capacity, any other employment agency, employment service employment consulting service, employee leasing company, professional employer organization or any similar staffing business likely to compete with Corporate for a period of twelve (12) months (one year) within a radius of one hundred (100) miles from any office of Corporate. Employee shall not during the terms of his/her employment with Corporate, either directly or indirectly, for himself or herself, or through, on behalf of, or in conjunction with any person or legal entity (unless expressly consented to by Corporate):
(a)	divert or attempt to divert any business or customer of Corporate to any competition by direct or indirect means or perform directly or indirectly, any other injurious or prejudicial act to goodwill associated with Corporate:

(b)	employ, or seek to employ, any person who is at the time employed with Corporate or otherwise directly or indirectly include such person to leave his/her employment with Corporate; or

(c)	own, maintain, advise operate, engage in, invest in, make loans to, be employed by or have any interest in any business involved in providing any kind of personnel service to businesses or industry.
9.	This Agreement may be terminated by either party at any time. In the event of said termination, all rights and liabilities of the parties hereto shall be determined as of the day of said termination. Employees receiving commissions, shall be entitled to only those commissions on the jobs where the cash has actually been received by Corporate or to the salary to be paid by Corporate, up to the date of Employee’s termination. The commissions due upon termination are subject to Corporate’s guarantee, and Employee agrees that Corporate can therefore hold said commissions for the length of said guarantee before payment to Employee. Employee agrees that in the event at termination herein commissions or salary due from Corporate shall be deducted from any loans or advances that are outstanding.

10.	Corporate or Employee may terminate employment forthwith by notification to the other party, provided. however, that this Agreement’s provisions on confidentiality, non-competition, payment of commissions and draw shall survive Employee’s termination of employment.

11.	Employee hereby acknowledges and agrees that (I) the covenants and agreements contained herein are reasonable and necessary to protect preserve the proprietary interest and valuable property of Corporate; (II) ireparable loss and damage will be suffered by Corporate should Employee breach any of such convents and agreements; and (III) in addition to all other remedies available to it including monetary damages. Corporate shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach of any such covenants and agreements. Employee acknowledges that any breach of any of the forgoing covenants and agreements shall be grounds for termination of his/her employment with Corporate. Employee further understands and agrees that any claim that Employee has against Corporate is a separate matter and does not entitle Employee to violate any covenants and agreements contained in this Agreement. Employee shall bear the cost born by Corporate to enforce any breach of this Agreement by Employee (including but not limited to attorneys fees, court costs, damages, expenses, etc.).

12.	In the event that any portion of this Agreement may be held invalid, it shall not be deemed to invalidate the balance of this Agreement.

13.	This Agreement shall constitute the entire understanding of the parties hereto, and shall not be altered except by a written agreement signed by both Corporate and Employee, and attached to this Agreement.

14.	This Agreement shall be interpreted and construed under the laws of the State of Ohio. In the event of any conflict of laws. Employee agrees that the law of the State of Ohio shall prevail.
I,William E. Aglinsky understand, agree to, and have received a copy of this Agreement.
IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year last aforesaid.

By:	/s/ William E. Aglinsky	10/20/03

	EMPLOYEE	DATE

	/s/ Christa Goetz	10/20/03

	WITNESS FOR CORPORATE	DATE

CORPORATE ENTITY: CBS Personnel Services, LLC